Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES 2012 FIRST QUARTER FINANCIAL RESULTS

BOARD OF DIRECTORS DECLARES $0.03 PER SHARE CASH DIVIDEND AND

AUTHORIZES $20 MILLION SHARE REPURCHASE PLAN

Q1 2012 Financial Highlights Compared to Q1 2011

•                  Revenues of $291.6 million compared to $359.7 million

•                  Net income of $10.5 million, or $0.20 per diluted share, compared to net income of $12.3 million, or $0.24 per diluted share

•                  At March 31, 2012:

•            $134.5 million in cash and cash equivalents

•            Total backlog of $1.12 billion

Dallas, TX — May 9, 2012 — Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its first quarter ended March 31, 2012.

The Company also announced that on May 4, 2012, its Board of Directors declared a $0.03 per share cash dividend to stockholders of record as of June 29, 2012, payable on or about July 16, 2012.  The Company’s Board also authorized a share repurchase program of up to $20 million through December 31, 2012.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “Primoris produced solid financial results for the first quarter of 2012, a period that is traditionally the lowest in terms of revenues and profitability, especially for pipeline and heavy highway construction companies.  In addition, our comparable 2011 quarter included significant benefits from the large Ruby pipeline project that was substantially completed last year.  Excluding the impact of the Ruby project, we were able to increase revenues and, more modestly, gross profit compared to the first quarter of 2011.

“During the quarter we generated cash flow from operations of $39.1 million, and our balance sheet at March 31, 2012 included $134.5 million in cash.  In March we completed the acquisition of Sprint Pipeline Services for $19.2 million cash plus $980,000 of stock and a potential earn-out payment for future financial performance.  For the year ended December 31, 2011, Sprint generated revenues of approximately $70 million, the majority of which were derived from master service agreements with its pipeline customers.  We anticipate that this strategic acquisition will allow us to generate a meaningful amount of underground business in the southeastern United States over the next few quarters.

“We were also pleased with our business development efforts during the quarter, which allowed us to maintain our backlog at $1.12 billion. Since the end of the quarter, Rockford has received shale-related contracts in both Wyoming and Pennsylvania, Sprint won two contracts in the Texas market, and we secured contracts and work authorizations in our California market.  Our backlog reflects our stature as a group of specialized construction and infrastructure companies serving multiple end markets across the United States.  We continue to focus on projects and opportunities in underground pipeline integrity, conventional and alternative energy facilities, heavy highway and bridge construction and underground pipelines.  Although there remains significant macro-economic uncertainty, we are confident in our plan and people, and remain optimistic about our future opportunities.”

Mr. Pratt concluded, “The share repurchase plan adopted by our Board of Directors reflects  a shared confidence in our business and our industry, as well as a prudent use of capital to create additional value for our stockholders.”

2012 FIRST QUARTER RESULTS OVERVIEW

Revenues for the first quarter of 2012 declined by $68.1 million, or 18.9%, to $291.6 million from $359.6 million in the first quarter of 2011.  This was due primarily to the substantial completion of Rockford’s Ruby pipeline project in the third quarter of  2011, which accounted for a decline in revenues of $114.4 million in the first quarter of 2012 from last year’s first quarter.   Excluding the impact of Ruby, revenues for the 2012 first quarter rose by $46.2 million, or 19.9%, from the first quarter of 2011.

Gross profit for the first quarter of 2012 was $37.6 million, or 12.9% of revenues, as compared to $40.6 million, or 11.3% of revenues, in the first quarter of 2011.  The decline in dollars was primarily due to the completion of the Ruby pipeline project; excluding Ruby, gross profit increased by $0.1 million.

The increase in gross profit as a percentage of revenue over the prior year period reflected the completion of an agreement that finalized all costs associated with the construction phase of the Ruby pipeline project.  Excluding the effect of the Ruby project, gross profit as a percentage of revenue was 10.6% in the first quarter of 2012 compared to 12.7% in the same period in 2011.

SEGMENT RESULTS

•              East Construction Services — located primarily in the southeastern United States, incorporates the construction business of James Construction Group (JCG), Cardinal Contractors, Inc.’s water and wastewater facility construction business and the newly acquired Sprint Pipeline Services, LP (“Sprint”).

•              West Construction Services — includes construction services performed by companies headquartered in the western United States including ARB, Inc., ARB Structures, Inc., and Rockford.

•              Engineering — incorporates the results of Onquest, Inc. and Born Heaters Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended March 31,
	2012		2011
Segment	Revenue	% of Segment Revenue	Revenue	% of Segment Revenue

East Construction Services	$121,850	41.8%	$128,079	35.6%
West Construction Services	158,031	54.2%	220,114	61.2%
Engineering	11,692	4.0%	11,452	3.2%
Total	$291,573	100.0%	$359,645	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended March 31,
	2012		2011
Segment	Gross Profit	% of Segment Revenue	Gross Profit	% of Segment Revenue

East Construction Services	$11,418	9.4%	$13,042	10.2%
West Construction Services	24,401	15.4%	24,764	11.3%
Engineering	1,777	15.2%	2,824	24.7%
Total	$37,596	12.9%	$40,630	11.3%

East Construction Services:  The $6.2 million decline in revenues for the quarter was attributable to a decrease in Industrial group revenues of $9.2 million, primarily related to decreased petrochemical work in the Gulf Coast region.   This decline was partially offset by increased activity on the I-35 projects in Texas and increased work on environmental treatment facilities in Florida. Lower gross profit was due to reduced Gulf Coast petrochemical work, lower margins on heavy civil projects, and the start-up of the I-35 projects in Texas.

West Construction Services:  A $62.1 million decline in revenues primarily reflected the substantial completion of the Ruby pipeline project, which accounted for a decrease in revenues of $114.4 million for the first quarter of 2012 compared to the same period in 2011.  Excluding Ruby, revenue for the first quarter of 2012 rose by $52.3 million, or 56.2%, from the first quarter of 2011, due primarily to a $41.8 million increase in the California underground business and a $15.1 million increase in the California industrial business.  A significant contributor to the underground business was pipeline integrity work for the major gas utilities, while work on power plants provided a significant increase to the industrial business. These revenue increases were partially offset by a $4.6 million decline in the parking structure business.

Gross profit declined modestly from the first quarter of 2011, but rose to 15.4% of revenues this quarter from 11.3% in the first quarter of 2011.  Gross profit was favorably impacted by an agreement that finalized all costs associated with the construction phase of the Ruby pipeline project.  Excluding the impact of the Ruby project, higher gross profits for underground and industrial work were partially offset by reduced gross profit in the parking structure business resulting in a net $2.7 million increase in gross profit for the first quarter of 2012 from last year’s first quarter.  Excluding the effect of the Ruby project, gross profit as a percent of revenue for the first quarter of 2012 was 11.2%, compared to 14.6% in the same period of 2011, reflecting primarily reduced revenues and lower gross profit in the parking structures business.

Engineering: Revenues rose modestly during the first quarter of 2012 to $11.7 million.  Gross profit declined to $1.8 million, or 15.2% of revenues, from $2.8 million, or 24.7% of revenues, in the first quarter of 2011.  The decline in gross profit was due primarily to higher margin project closeouts in the prior year.

Operating income for the first quarter of 2012 was $17.3 million, or 5.9% of total revenues, compared to $20.8 million, or 5.8% of total revenues, for the first quarter of 2011.

Selling, general and administrative expenses for the first quarter of 2012 increased to $20.3 million, or 7.0% of revenues, from $19.9 million, or 5.5% of revenues, for the first quarter of 2011.  The increase was due primarily to the acquisition of Sprint in March 2012.  Excluding the effect of Sprint, SG&A declined by $0.4 million for the 2012 first quarter, due to lower employee compensation and related expenses, offset by higher amortization of intangible assets.

Net other expense in the first quarter of 2012 was $0.3 million compared to net other expense of $0.6 million in the first quarter of 2011.  The improvement reflects higher income from the St. Bernard Levee Partners joint venture in Louisiana and a decline in interest expense reflecting the final payoff of the JCG subordinated notes in March 2012.

The provision for income taxes for the first quarter of 2012 was $6.6 million, for an effective tax rate of 38.5%, compared to $7.9 million, for an effective tax rate of 39.0%, in the prior year quarter.

Net income for the first quarter of 2012 was $10.5 million, or $0.20 per diluted share, compared to net income of $12.3 million, or $0.24 per diluted share, in the same period in 2011.

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at March 31, 2012 included cash and cash equivalents of $134.5 million, working capital of $102.1 million, total debt and capital leases secured by equipment of $72.4 million, subordinated acquisition debt of $5.6 million, and stockholders’ equity of $286.8 million, or $5.59 book value per diluted share.  The balance sheet also included a $12.2 million contingent liability associated with the acquisitions of Sprint and Rockford, representing cash payments that would be made to Sprint’s former owners in the event that it achieves certain operating performance targets for the remainder of 2012 and calendar 2013, and cash payments that would be made to Rockford’s former owners in the event that it achieves certain operating performance targets for calendar 2012.  In April 2012, Primoris paid the former owners of Rockford $6.9 million as it attained its 2011 operating performance target.

BACKLOG

At March 31, 2012, total backlog was $1.12 billion compared to $1.17 billion at December 31, 2011.  Primoris expects that approximately $672 million, or 60.0%, of total backlog at March 31, 2012 will be recognized as revenue during 2012, with $418 million expected for the East Construction Services segment, $234 million for the West Construction Services segment, and $20 million for the Engineering segment.

Backlog should not be considered a comprehensive indicator of future revenues, as a significant portion of Primoris’ revenues are derived from projects that are not part of a backlog calculation, and projects that are considered a part of backlog may be cancelled by our customers.  For the three months ended March 31, 2012, approximately $60.0 million of revenue was generated by projects that were not included in backlog.

SHARE REPURCHASE PLAN

The Company’s Board of Directors has authorized a share repurchase program under which Primoris may, from time to time and depending on market conditions, share price and other factors, acquire shares of its common stock on the open market or in privately negotiated transactions up to an aggregate purchase price of $20 million.  The share repurchase program expires December 31, 2012.  Primoris had approximately 51.5 million shares of common stock outstanding at May 8, 2012.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer, will host a conference call today, Wednesday, May 9, 2012 at 11:30 am Eastern Time / 10:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 423-9820 (Domestic)

•            (201) 493-6749 (International)

The conference call will also be broadcasted live via the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. For additional information, please visit www.prim.com

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Quarterly Report on Form 10-Q for the period ended March 31, 2012, and other filings with the Securities and Exchange Commission.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan, Senior Vice President
Executive Vice President, Chief Financial Officer	(212) 836-9608
(214) 740-5602	dsullivan@equityny.com
pmoerbeek@prim.com
Thomas Mei, Account Executive
(212) 836-9614
tmei@equityny.com

### #### ###

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three months ended March 31,
	2012	2011

Revenues	$291,573	$359,645
Cost of revenues	253,977	319,015
Gross profit	37,596	40,630
Selling, general and administrative expenses	20,274	19,845
Operating income	17,322	20,785
Other income (expense):
Income from non-consolidated entities	1,057	826
Foreign exchange gain (loss)	(42)	36
Other expenses	(208)	(297)
Interest income	22	158
Interest expense	(1,101)	(1,371)

Income before provision for income taxes	17,050	20,137
Provision for income taxes	(6,564)	(7,859)
Net income	$10,486	$12,278
Earnings per share:
Basic	$0.21	$0.25
Diluted	$0.20	$0.24
Weighted average common shares outstanding:
Basic	51,096	49,675
Diluted	51,337	51,051

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$134,480	$120,306
Short term investments	—	23,000
Customer retention deposits and restricted cash	35,376	31,490
Accounts receivable, net	156,696	187,378
Costs and estimated earnings in excess of billings	33,012	41,866
Inventory	33,028	31,926
Deferred tax assets	10,659	10,659
Prepaid expenses and other current assets	8,454	13,252
Total current assets	411,705	459,877
Property and equipment, net	137,015	129,649
Investment in non-consolidated ventures	12,527	12,687
Intangible assets, net	33,875	32,021
Goodwill	103,569	94,179
Total assets	$698,691	$728,413
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,158	$106,725
Billings in excess of costs and estimated earnings	131,144	137,729
Accrued expenses and other current liabilities	59,860	59,923
Dividends payable	1,537	1,532
Current portion of capital leases	3,322	6,623
Current portion of long-term debt	13,448	13,870
Current portion of subordinated debt	3,223	15,167
Current portion of contingent earnout liabilities	6,924	3,450
Total current liabilities	309,616	345,019
Long-term capital leases, net of current portion	4,303	4,047
Long-term debt, net of current portion	51,315	55,852
Long-term subordinated debt, net of current portion	2,417	7,334
Deferred tax liabilities	21,079	21,079
Contingent earnout liabilities	12,202	9,268
Other long-term liabilities	10,913	10,882
Total liabilities	411,845	453,481
Commitments and contingencies
Stockholders’ equity
Common stock—$.0001 par value, 90,000,000 shares authorized, 51,245,369 and 51,059,132 issued and outstanding at March 31, 2012 and December 31, 2011	5	5
Additional paid-in capital	152,968	150,003
Retained earnings	133,873	124,924
Total stockholders’ equity	286,846	274,932
Total liabilities and stockholders’ equity	$698,691	$728,413